POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints the President, Treasurer, Chief Compliance Officer, and Secretary of METROPOLITAN WEST FUNDS and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign any and all documents to be filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, by means of the SEC’s electronic disclosure system known as EDGAR; and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Name	Title	Date

/s/ Andrew Tarica	Trustee	July 22, 2024
Andrew Tarica

/s/ Martin Luther King III	Trustee	July 22, 2024
Martin Luther King III

/s/ Megan McClellan	Interested Trustee	July 22, 2024
Megan McClellan

/s/ Michael Swell	Trustee	July 22, 2024
Michael Swell

/s/ Patrick C. Haden	Trustee	July 22, 2024
Patrick C. Haden

/s/ Patrick Moore	Interested Trustee	July 22, 2024
Patrick Moore

/s/ Peter McMillan	Trustee	July 22, 2024
Peter McMillan

/s/ Robert G. Rooney	Trustee	July 22, 2024
Robert G. Rooney

/s/ Victoria B. Rogers	Trustee	July 22, 2024
Victoria B. Rogers